Exhibit 10.1

TECUMSEH PRODUCTS COMPANY

Form of Performance Unit Award Agreement Under the
Tecumseh Products Company 2014 Omnibus Incentive Plan

Participant:
Grant Date:	March 31, 2015
Number of Performance Units:	[Number of Units] ($________)
Performance Period:	January 1, 2015 through December 31, 2015
Vesting Date:	As described in Section 4 of this Award Agreement

1.Grant of Award. The Compensation Committee (the “Committee”) of the Board of Directors of Tecumseh Products Company (the “Company”) grants to the above-named Participant the number of Performance Units (the “Initial Grant Amount”) of the Company (the “Performance Units”) set forth above, as adjusted below, pursuant to the Tecumseh Products Company 2014 Omnibus Incentive Plan (as amended from time to time, the “Plan”). Upon (a) vesting, (b) the determination of the number of Performance Units earned and (c) the satisfaction of any required withholding obligation, the Performance Units represent the right to receive in cash the Unit Value for each Performance Unit earned. This Performance Unit Award is granted pursuant to Section 9 of the Plan. Capitalized terms not defined in this Award Agreement have the meanings ascribed to such terms in the Plan.
2.Terms and Conditions. The terms, conditions, and restrictions applicable to this Award are specified in the Plan and in this Award Agreement, which include, but are not limited to, provisions relating to amendment, vesting, cancellation and payment, all of which are incorporated by reference into this Award Agreement to the extent not otherwise set forth in this Award Agreement.
3.Definitions. As used in this Award Agreement, the following terms shall have the meanings set forth below:
(a)“EBITDAR” means the Company’s 2015 fiscal year income (loss) from continuing operations before interest, taxes, depreciation, amortization and impairments, restructuring charges and other items. EBITDAR shall be determined to the nearest dollar.
(b)“Adjusted Grant Amount” means the actual number of Performance Units earned by the Participant pursuant to this Award Agreement as determined under Sections 4 and 5, in all cases rounded down to the nearest whole Performance Unit.
(c)“Free Cash Flow” means cash provided by or used in operating activities determined from the Company’s Consolidated Statements of Cash Flows for the year ending December 31, 2015 in the Cash Flows from Operating Activities Section in accordance with United States generally accepted accounting principles, minus the Company’s 2015 capital expenditures determined from the Company’s Consolidated Statements of Cash Flows for the year ending December 31, 2015 in the Cash Flows from Investing Activities Section in accordance with United States generally accepted accounting principles. Free Cash Flow shall be determined to the nearest dollar.
(d)“Unit Value” means the Adjusted Grant Amount as of the Determination Date as defined in Section 5 multiplied by $1.00.
4.Vesting. The Adjusted Grant Amount shall vest and become deliverable on the Determination Date (the “Vesting Date”), provided that the Participant is employed at the Company or an Affiliate on the Vesting Date. If the Participant is not employed at the Company or an Affiliate on the Vesting Date for any reason, the entire Adjusted Grant Amount shall automatically and immediately terminate and shall not vest in favor of the Participant.
5.Determination of Performance Units Earned. The Participant’s Adjusted Grant Amount shall be determined by the Committee on the date the Committee meets and determines the EBITDAR and Free Cash Flow for the Performance Period, and such meeting and determination shall occur on a date between January 1, 2016 and March 1, 2016 (the “Determination Date”). Once the Committee determines the EBITDAR and Free Cash Flow, the Committee shall determine the Participant’s Adjusted Grant Amount as follows.
(a)EBITDAR Less Than $22,096,800. If the EBITDAR is less than $22,096,800, then no portion of 50% of the Initial Grant Amount shall be earned or vested by the Participant, and the portion of the Participant’s Adjusted Grant Amount determined based on EBITDAR shall be zero Performance Units.
(b)EBITDAR Equals or Exceeds $22,096,800. If EBITDAR equals or exceeds $22,096,800, then 50% of the Participant’s Adjusted Grant Amount shall equal 25% of the Initial Grant Amount plus 1.25% of the Initial Grant Amount for every 1% that EBITDAR divided by $27,621,000 exceeds 80% (using linear interpolation for percentages that are not exactly in 1% increments) up to a maximum EBITDAR of $33,145,200 (i.e., a maximum Adjusted Grant Amount equal to 75% of the Initial Grant Amount), minus (ii) the Adjustment set forth in Section 5(e).
(c)Free Cash Flow Less Than Negative 4,850,400. If Free Cash Flow is less than negative $4,850,400, then no portion of 50% of the Initial Grant Amount shall be earned or vested by the Participant, and the portion of the Participant’s Adjusted Grant Amount determined based on Free Cash Flow shall be zero Performance Units.
(d)Free Cash Flow Equals or Exceeds Negative $4,850,400. If Free Cash Flow equals or exceeds negative $4,850,400, then 50% of the Participant’s Adjusted Grant Amount shall equal 25% of the Initial Grant Amount, plus 1.25% of the Initial Grant Amount for every 1% that Free Cash Flow divided by negative $4,042,000 is less than 120% (using linear interpolation for percentages that are not exactly in 1% increments) up to a maximum Free Cash Flow of negative $3,233,600 (i.e., an Adjusted Grant Amount equal to 75% of the Initial Grant Amount) minus (ii) the adjustment set forth in Section 5(e).
(e)Adjustment. The Committee, in the exercise of its sole discretion on the Determination Date, may reduce the Adjusted Grant Amount otherwise determined under Sections 5(b) and 5(d) by a percentage in the range of 0% to 50%, with the resulting Performance Unit reduction to the Adjusted Grant Amount rounded up to the next whole number of Performance Units (the “Adjustment”). The Committee’s exercise of its discretion as to any Adjustment shall be based on its subjective evaluation of the Participant’s individual performance and the Company’s performance in achieving certain specific objectives during 2015 established by the Committee for purposes of this Award Agreement for the Performance Period and any non-recurring factors affecting EBITDAR and/or Free Cash Flow.
6.Payment. The Company shall pay the Participant the Unit Value, if any, in a single lump sum in cash between January 1 and March 15, 2016, but no earlier than the Vesting Date.
7.Special Rule for Cash Payments. If any Performance Units are settled in cash prior to the originally scheduled payment date in Section 6, such cash payment shall be paid in accordance with the requirements of Treasury Regulations Section 1.162-27(e)(2)(iii)(B). Notwithstanding the foregoing, the Committee may, in its discretion, determine to disregard such requirements.
8.Withholding. The applicable tax withholding obligations in connection with any payment made to the Participant under this Award Agreement shall be satisfied as provided under Section 17 of the Plan and pursuant to the Company’s discretion, including, without limitation, by the Company withholding from any payment to the Participant cash sufficient to satisfy the withholding obligation.
9.Rights as Shareholder. The Participant shall not be entitled to any rights as a shareholder of the Company in respect of any Performance Units covered by this Award Agreement.
10.Restrictions on Transfer. The Participant may not sell, assign, transfer, pledge, hypothecate, mortgage or otherwise dispose of, by gift or otherwise, or in any way encumber all or any of the Performance Units granted under this Award Agreement, except as otherwise provided for under the Plan.
11.Consent to Transfer of Personal Data. In administering the Plan, or to comply with applicable legal, regulatory, tax, or accounting requirements, it may be necessary for the Company to transfer certain Participant data to an affiliate of the Company or to its outside service providers or governmental agencies. By accepting this Award, the Participant consents, to the fullest extent permitted by law, to the use and transfer, electronically or otherwise, of the Participant’s personal data to such entities for such purposes.
12.Consent to Electronic Delivery. In lieu of receiving documents in paper format, the Participant agrees, to the fullest extent permitted by law, to accept electronic delivery of any documents that the Company may be required to deliver (including, but not limited to, prospectuses, prospectus supplements, grant or award notifications and agreements, account statements, annual and quarterly reports, and all other agreements, forms and communications) in connection with this and any other prior or future incentive award or program made or offered by the Company or its predecessors or successors. Electronic delivery of a document to the Participant may be via a Company e-mail system or by reference to a location on a Company intranet site or similar internet-based site to which the Participant has access.
13.Entire Agreement; Amendment; Survival; Assignment. The terms, conditions and restrictions set forth in the Plan and this Award Agreement constitute the entire understanding between the parties hereto regarding this Award and supersede all previous written, oral, or implied understandings between the parties hereto about this Award Agreement’s subject matter. This Award Agreement may be amended by a subsequent writing (including e-mail or other electronic form) agreed to between the Company and the Participant. Section headings in this Award Agreement are for convenience only and have no effect on the interpretation of this Award Agreement. The provisions of this Award Agreement that are intended to survive the Participant’s termination of service shall survive such date. The Company may assign this Award Agreement and its rights and obligations under this Award Agreement to any Affiliate.
14.No Right to Continued Employment. This Award Agreement does not confer on the Participant any right to continue in the employ of the Company or any Affiliate or interfere in any way with the right of the Company or any Affiliate to determine the terms of the Participant’s employment.
15.Restrictive Covenants; Compensation Recovery. By signing this Award Agreement, the Participant acknowledges and agrees that the Adjusted Grant Amount and Unit Value subject to this Award or any Award previously granted to the Participant by the Company or an Affiliate shall (a) be subject to termination as a result of the Participant’s violation of any agreement with the Company regarding non-competition, non-solicitation, confidentiality, inventions and/or other restrictive covenants (the “Restricted Covenant Agreements”), and (b) shall be subject to termination and/or recovery under any compensation recovery policy that may be adopted from time to time by the Company or any Affiliate. The Participant’s prior execution of the Restricted Covenant Agreements was a material inducement for the Company’s grant of the Award under this Award Agreement.
16.Conflict. This Award Agreement is subject to the terms and provisions of the Plan, including but not limited to the adjustment provisions under Section 13 of the Plan. In the event of a conflict between the Plan and this Award Agreement, the Plan shall control. All interpretations or determinations of the Committee shall be binding and conclusive upon the Participant and the Participant’s legal representatives on any question arising under this Award Agreement or under the Plan.
17.Notices. All notices under this Award Agreement to the Company shall be delivered or mailed to the following addresses:
If to the Company:

Tecumseh Products Company
Attention: Harold Karp
5683 Hines Drive
Ann Arbor, MI 48108

If to the Participant:

To the address set forth in the signature block below, or such other address that the Company has on file from time to time.

Such addresses for the service of notices may be changed at any time provided notice of such change is furnished in advance to the other party.
18.Counterparts. This Award Agreement may be executed in two or more counterparts, each of which is deemed an original and all of which constitute one document.
19.Governing Law; Jurisdiction. This Award Agreement shall be legally binding and shall be executed and construed and its provisions enforced and administered in accordance with the laws of the State of Michigan, without regard to its choice of law or conflict of law provisions that would cause the application of the laws of any jurisdiction other than the State of Michigan. The State and Federal courts in the State of Michigan shall be the sole and exclusive forums for the resolution of any disputes under this Award Agreement, and the Participant and the Company hereby submit to the personal jurisdiction and the process of these courts.

Signature Page Follows

This Award Agreement may be executed in two counterparts, each of which is deemed an original and all of which constitute one document.

TECUMSEH PRODUCTS COMPANY:

Dated: [month and date], [year]    By:

Name:

Title:

THE PARTICIPANT ACKNOWLEDGES AND AGREES THAT NOTHING IN THIS AWARD AGREEMENT, NOR IN THE PLAN, WHICH IS INCORPORATED INTO THIS AWARD AGREEMENT BY REFERENCE, CONFERS ON THE PARTICIPANT ANY RIGHT WITH RESPECT TO CONTINUATION AS A SERVICE PROVIDER TO THE COMPANY OR ANY AFFILIATE, NOR INTERFERES IN ANY WAY WITH THE PARTICIPANT’S RIGHT OR THE COMPANY’S OR ANY AFFILIATE’S RIGHT TO TERMINATE THE PARTICIPANT’S SERVICE AT ANY TIME, WITH OR WITHOUT CAUSE AND WITH OR WITHOUT PRIOR NOTICE.
BY SIGNING BELOW, THE PARTICIPANT ACKNOWLEDGES RECEIPT OF A COPY OF THE PLAN AND REPRESENTS THAT THE PARTICIPANT IS FAMILIAR WITH THE TERMS AND PROVISIONS OF THE PLAN. THE PARTICIPANT ACCEPTS THIS AWARD SUBJECT TO ALL OF THE TERMS AND PROVISIONS OF THIS AWARD AGREEMENT AND THE PLAN. THE PARTICIPANT HAS REVIEWED THE PLAN AND THIS AWARD AGREEMENT IN THEIR ENTIRETY. THE PARTICIPANT AGREES TO ACCEPT AS BINDING, CONCLUSIVE AND FINAL ALL DECISIONS OR INTERPRETATIONS OF THE COMMITTEE UPON ANY QUESTIONS ARISING UNDER THE PLAN OR THIS AWARD AGREEMENT.
PARTICIPANT:

Dated: [month and date], [year]    By:

Name:

Address: